Exhibit 4.1

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

TABLE OF CONTENTS

1.	Definitions		1

2.	Registration Rights		3

	2.1	Resale Registration	3
	2.2	Obligations of the Company	3
	2.3	Furnish Information	4
	2.4	Expenses of Registration	4
	2.5	Delay of Registration	4
	2.6	Indemnification	4
	2.7	Securities Laws Disclosure; Publicity	6
	2.8	Termination of Registration Rights	7
	2.9	Obligations of the Investors	7

3.	Miscellaneous		7

	3.1	Successors and Assigns	7
	3.2	Governing Law	7
	3.3	Counterparts	7
	3.4	Titles and Subtitles	8
	3.5	Notices	8
	3.6	Amendments and Waivers	8
	3.7	Severability	8
	3.8	Aggregation of Shares	8
	3.9	Entire Agreement	9
	3.10	Dispute Resolution	9
	3.11	Delays or Omissions	9

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT is made as of the 11th day of December, 2015, by and among Ascendis Pharma A/S, a Danish public limited liability company (the “Company”), Fidelity Securities Fund: Fidelity Series Small Cap Opportunities Fund - Healthcare Sub and Fidelity Stock Selector Small Cap Fund - Health Care Sub (each, an “Investor” and together, the “Investors”).

RECITALS

WHEREAS, the Investors are party to a Securities Purchase Agreement with Gilde Healthcare II Sub-Holding B.V. (the “Seller”) of even date herewith (the “Purchase Agreement”) regarding the sale by the Seller and the purchase by the Investors of an aggregate of 1,000,000 American Depositary Shares representing Ordinary Shares of the Company at a price per share of $17.50; and

WHEREAS, the Company is not a party to the transactions contemplated by the Purchase Agreement, but provides this Agreement in order to govern the rights of the Investors to cause the Company to register American Depositary Shares representing Ordinary Shares to be sold to the Investors and shall govern certain other matters as set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2 “American Depositary Shares” means American Depositary Shares representing Ordinary Shares.

1.3 A “Change of Control” shall mean any transaction or series of transactions in which the direct or indirect ownership of voting shares of the Company carrying in excess of 50% of the voting rights (on an as-converted basis) is, after such transactions, effectively transferred to any third party.

1.4 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other applicable securities law, rule or regulation, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any other applicable securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any applicable securities law.

1.5 “Eligibility Date” means the first day that the Company is eligible to file a Form F-3, currently anticipated to be February 1, 2016.

1.6 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.7 “Form F-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC; provided, however that if the Company ceases to be a “Foreign Private Issuer” (as defined in the Securities Act and the Exchange Act) and becomes eligible to use Form S-3 under the Securities Act, then all references to Form F-3 herein shall be deemed to be references to Form S-3.

1.8 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.9 “Ordinary Shares” means the Company’s Ordinary Shares, nominal value DKK 1 per share.

1.10 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.11 “Registrable Securities” means (i) the American Depositary Shares purchased by the Investors from Seller pursuant to the Purchase Agreement; and (ii) any securities issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 3.1 of this Agreement.

1.12 “SEC” means the Securities and Exchange Commission.

1.13 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.14 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.15 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.16 “Selling Expenses” means all underwriting discounts, selling commissions, stock transfer taxes and/or depositary fees applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Resale Registration.

(a) The Company shall use its commercially reasonable efforts to prepare and file with the SEC a Form F-3 registration statement covering the resale of the Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415 as soon as practicable within the ten (10) business days following the Eligibility Date. The Company shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act as soon as possible, and shall use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (i) such time as all Registrable Securities covered by such Registration Statement have been publicly sold by the Holders or (ii) the date that all securities covered by such Registration Statement cease to be Registrable Securities hereunder (the “Effectiveness Period”).

(b) Notwithstanding the foregoing obligations, if the Company furnishes to the Holders a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than thirty (30) days after such certificate is delivered; provided, however, that the Company may not invoke this right more than twice.

2.2 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective for the duration of the Effectiveness Period, as set forth in Section 2.1(a);

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; and

(e) provide a transfer agent and registrar and, as needed, a depositary, for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

2.3 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of the Holders that such Holders shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holders’ Registrable Securities.

2.4 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to this Section 2, shall be borne and paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders.

2.5 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.6 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and shareholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for the Holders; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.6(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each Holder, jointly and severally with respect to its direct or indirect successors, assignors and assignees (collectively, the “Group Indemnitors”), but severally and not jointly with respect to each other Holder and its respective direct or indirect successors, assignors and assignees to the extent each is not a Group Indemnitor, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.6(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.6(b) and 2.6(d) exceed the proceeds from the offering received by such Holder (net of any expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Subsection 2.6 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.6, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.6, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.6(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.6(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in an underwriting agreement entered into in connection with an underwritten public offering registered on the Form F-3 registration statement filed pursuant to Section 2 are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with an underwritten public offering registered on the Form F-3 registration statement filed pursuant to Section 2, the obligations of the Company and the Holders under this Subsection 2.6 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.7 Securities Laws Disclosure; Publicity. The Company shall use commercially reasonable efforts to file, on or before 8:30 a.m., New York local time, no later than the business day immediately following the date hereof, a Current Report on Form 6-K with the SEC describing the terms contemplated by this Agreement, and including as an exhibit to such Current Report on Form 6-K this Agreement, in the form required by the Exchange Act. The Company shall not, in connection with the transaction contemplated by this Agreement and the Purchase Agreement, otherwise publicly disclose the name of any Holder or any Affiliate or investment adviser of any Holder, or include the name of any Holder or any Affiliate or investment adviser of any Holder in any press release or filing with the SEC (other than in a registration statement and any exhibits to filings made in respect of this transaction, or in accordance with periodic report or current report filing requirements under the Exchange Act) or any regulatory agency, without the prior written consent of such Holder, except to the extent such disclosure is required by law or regulations, in which case the Company shall provide the Holder with prior notice of such disclosure.

2.8 Termination of Registration Rights.

The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2 shall terminate upon the earliest to occur of the following, at which time such Holder’s securities shall no longer be deemed Registrable Securities:

(a) the failure to consummate the sale and purchase of securities contemplated by the Purchase Agreement within thirty (30) trading days of the date hereof;

(b) the consummation of a Change of Control;

(c) the disposition of all of such Holder’s Registrable Securities; and

(d) such time as Rule 144 (or Regulation S) or another similar exemption under the Securities Act is available for the sale of all of such Holder’s Registrable Securities without limitation during a three-month period without registration.

2.9 Obligations of the Investors. It shall be a condition precedent to the effectiveness of this Agreement that each Investor and the Seller shall have executed the Purchase Agreement, concurrent with the entry into this Agreement.

3. Miscellaneous.

3.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; and (ii) after such transfer, holds 50% of the Registrable Securities originally purchased by the applicable Investor pursuant to the Purchase Agreement (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

3.2 Governing Law. This Agreement shall be governed by the internal law of the State of California.

3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature pages hereto, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 3. If notice is given to the Company, a copy shall also be sent to Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California, Attn: Alan C. Mendelson and Mark V. Roeder, with a copy to Mazanti-Andersen Korsø Jensen, Amaliegade 10, 1256 Copenhagen, Att.: Lars Lüthjohan Jensen.

3.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of 50% of the Registrable Securities then outstanding; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Holder without the written consent of such Holder, unless such amendment, termination, or waiver applies to all Holders in the same fashion. Any amendment, termination, or waiver effected in accordance with this Subsection 3.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

3.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3.8 Aggregation of Shares. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

3.9 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.10 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of California and to the jurisdiction of the United States District Court for the Northern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of California or the United States District Court for the Northern District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

3.11 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

ASCENDIS PHARMA A/S

By:	/s/ Michael Wolff Jensen / /s/ Jan Møller Mikkelsen
Name:	Michael Wolff Jensen / Jan Møller Mikkelsen
Title:	Chairman / CEO

Ascendis Pharma A/S c/o Ascendis Pharma Inc. 510 Waverley Street Palo Alto, CA 94301 Tel: +1 650 352 8363 Fax: +1 650 617 3201

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

FIDELITY SECURITIES FUND: FIDELITY SERIES SMALL CAP OPPORTUNITIES FUND - HEALTHCARE SUB

By:	/s/ Stephanie Dorsey

By:	Stephanie Dorsey
Authorized Signatory

Address: Fidelity Investments 200 Seaport Blvd. Boston, MA 02210 Phone: 603-791-1558 Fax: 603-579-2811

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

FIDELITY STOCK SELECTOR SMALL CAP FUND - HEALTH CARE SUB

By:	/s/ Stephanie Dorsey

By:	Stephanie Dorsey
Authorized Signatory

Address: Fidelity Investments 200 Seaport Blvd. Boston, MA 02210 Phone: 603-791-1558 Fax: 603-579-2811

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT